                      Securities and Exchange Commission
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(A)
                    of the Securities Exchange Act of 1934

                          Filed by the Registrant [X]
                Filed by a Party other than the Registrant [ ]

                          Check the appropriate box:
                        [ ] Preliminary Proxy Statement
                        [X] Definitive Proxy Statement
                      [ ] Definitive Additional Materials
         [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
                              Section 240.14a-12

                           CALENERGY COMPANY, INC.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


-------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]      Fee computed on table below per Exchange Act Rules
         14a-6(i)(4) and 0-11.


         (1) Title of each class of securities to which transaction applies:


         (2) Aggregate number of securities to which transaction applies:


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):



         (4) Proposed maximum aggregate value of transaction:


         (5) Total fee paid:


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:

                             [CALENERGY LOGO]

                           CALENERGY COMPANY, INC.
                        302 SOUTH 36TH ST., SUITE 400
                               OMAHA, NE 68131

                                April 3, 1998

Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders of CalEnergy Company, Inc. to be held at The Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska on May 21, 1998 at 9:00 A.M., local time.

   The following matters will be considered and acted upon at the Annual
Meeting: (i) election to the Board of Directors of the Company of four Class III Directors; (ii) approval and ratification of an amendment of the Company's Employee Stock Option Plan to increase the number of option shares available for grant under the Plan by 1,000,000 as there are currently only 168,803 option shares remaining available for grant under the plan; (iii) ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as auditors of the Company for the 1998 fiscal year; and (iv) transaction of such other business as may properly come before the meeting.

   Information concerning the matters to be considered and voted upon at the Annual Meeting is set forth in the attached Notice of Annual Meeting and Proxy Statement. We encourage you to review the attached material carefully and to sign, date and return the enclosed proxy card in the enclosed postage-paid envelope. Each proxy is revocable and will not affect your right to vote in person if you attend the meeting.

                                          Sincerely,

                                          /s/ David L. Sokol

                                          David L. Sokol
                                          Chairman of the Board

                             [CALENERGY LOGO]

                           CALENERGY COMPANY, INC.
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 21, 1998

To the Stockholders of CalEnergy Company, Inc.:

   Notice is hereby given that the Annual Meeting of Stockholders of CalEnergy Company, Inc. will be held at The Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska on May 21, 1998 at 9:00 A.M. local time for the following purposes:

     1. To elect to the Board of Directors of the Company four Class III Directors (with terms expiring at the May 2001 annual meeting);

     2. To approve and ratify an amendment of the Company's Employee Stock Option Plan to increase the aggregate number of option shares that are available for grant under the plan by 1,000,000 as there are currently only 168,803 option shares remaining available for grant under the plan;

     3. To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as auditors of the Company for fiscal year 1998; and

     4. To act upon such other matters as may properly come before the meeting.

   All Stockholders of record at the close of business on March 23, 1998 are entitled to vote at the Annual Meeting.

   To ensure that your shares are represented, you are urged to please fill in, sign, date and return the enclosed proxy card promptly in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted at the Annual Meeting. If you attend the meeting, you may vote your shares in person.

   Please date your proxy card and sign it exactly as your name appears on the proxy card.

                                            By Order of the Board of
                                            Directors

                                            /s/ David L. Sokol

                                            David L. Sokol
                                            Chairman of the Board

April 3, 1998

                           CALENERGY COMPANY, INC.
                        302 SOUTH 36TH ST., SUITE 400
                               OMAHA, NE 68131

                               PROXY STATEMENT
                                APRIL 3, 1998

                        ANNUAL MEETING OF STOCKHOLDERS

                                TO BE HELD ON
                                 MAY 21, 1998

                           SOLICITATION AND VOTING

   This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of CalEnergy Company, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held on May 21, 1998, or any adjournment thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting and the accompanying Proxy are being mailed to Stockholders on or about April 3, 1998.

   The Voting Stock of the Company (the "Voting Stock") consists of the Common Stock of the Company, $0.0675 par value (the "Common Stock"), which was outstanding on the record date. Holders of the Common Stock will vote as a single class at the Annual Meeting. Each share of Common Stock will be entitled to one vote on all matters presented at the Annual Meeting.

   The close of business on March 23, 1998 is the Record Date (the "Record Date") for determining the holders of the outstanding Voting Stock (the "Stockholders") entitled to vote at the Annual Meeting. On the Record Date, 60,411,059 shares of Common Stock were outstanding.

   The approval of a plurality of the Voting Stock present in person or by proxy, and entitled to vote at the Annual Meeting is required for the election of nominees as Directors of the Company. The approval of a majority of the Voting Stock present in person or by proxy, and entitled to vote, at the Annual Meeting is required for approval of both Proposal 2 (Increase shares authorized for issuance under the Company's 1996 Stock Option Plan (the "Employee Stock Option Plan")), and Proposal 3 (ratification of selection of Independent Auditors). A quorum equal to a majority of the outstanding Voting Stock must be present in person or by proxy at the Annual Meeting in order to elect Directors and consider Proposals 2 and 3.

   All shares of Voting Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, it will be voted FOR the Board's nominees for Director, FOR the approval of Proposals 2 and 3 and in accordance with the proxy-holders' best judgment as to any other matters raised at the Annual Meeting. Abstentions and broker non-votes will be counted as shares present for purposes of establishing a quorum with respect to the proposals with respect to which they apply. Abstention votes will be counted as voted AGAINST the proposals with respect to which they apply. Broker non-votes will not be considered as either FOR or AGAINST votes with respect to the proposals to which they apply. The proxy is revocable and any Stockholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written statement revoking the proxy, by executing and delivering to the Secretary of the Company a later dated proxy or by voting in person at the Annual Meeting.

   Expenses in connection with this solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of these proxy materials to the beneficial owners of shares which such persons hold of record. The Company has engaged MacKenzie Partners, Inc. to solicit proxies for the Annual Meeting for a fee of approximately $15,000, plus reimbursement of reasonable expenses. In addition, solicitation of proxies may be made through the mail, in person and by facsimile and telephone by certain directors, officers and regular employees of the Company.

                                  PROPOSAL 1
                            ELECTION OF DIRECTORS

   The Board currently consists of twelve members divided into three classes serving staggered three-year terms.

   Class III Nominees. The Board has unanimously nominated Walter Scott, Jr., John Shiner, Edgar Aronson and Bernard Reznicek for election at the Annual Meeting as Class III Directors, with terms expiring at the May 2001 annual meeting of Stockholders.

   Messrs. Scott, Aronson, Shiner, and Reznicek have consented to serve if elected. If a nominee becomes unable to serve if elected, proxies will be voted for such other person, if any, as the Board may nominate, or the Board may be reduced in size accordingly. The Board knows of no reason why any nominee will be unable to serve if elected.

   The approval of a plurality of the Voting Stock present in person or by proxy, and entitled to vote, at the Annual Meeting is required for election of the nominees as directors. A quorum equal to the majority of the outstanding Voting Stock must be present in person or by proxy at the Annual Meeting in order to elect directors. If no instructions are provided in a proxy, it will be voted FOR the Board's nominees for directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ABOVE-NAMED
NOMINEES.

                              BOARD OF DIRECTORS

   In addition to the above-named current and nominated Directors, the Board includes the following seven persons, each having a term expiring at the annual meeting in the year indicated:

                                         YEAR OF
NAME                       CLASS    EXPIRATION OF TERM
----                       -----    ------------------
Judith E. Ayres           ClassI           1999
Richard K. Davidson       ClassI           1998(1)
David L. Sokol            ClassI           1999
David E. Wit              ClassI           1999
David H. Dewhurst        ClassII           2000
Richard r. Jaros         ClassII           2000
David R. Morris          ClassII           2000
Sir Neville G. Trotter   ClassII           2000

------------
(1) Mr. Davidson (a Class I director) will be resigning from the Board at the Annual Meeting, at which time the Board will consist of eleven directors.

   During 1997, the Board met eight (8) times and took action by unanimous written consent twice.

   The Board has an Audit Committee, a Compensation Committee, an
Environmental Committee, an Executive Committee, a Nominating Committee, and a Stock Option Committee.

AUDIT COMMITTEE

   The Audit Committee (Messrs. Jaros (Chair), Morris, Reznicek and Shiner) is empowered to recommend to the Board independent public accounting firms for selection as auditors of the Company;

to make recommendations to the Board on auditing matters; to examine and make recommendations concerning the scope of audits; and to review the terms of transactions between the Company and related entities. The Audit Committee met four times during 1997.

COMPENSATION COMMITTEE

   The Compensation Committee (Messrs. Shiner (Chair), Aronson, Jaros and
Wit) is authorized to make recommendations to the Board with respect to executive salaries and bonuses, directors' compensation and employee benefits matters. The Compensation Committee met five times during 1997 and took action by unanimous written consent once.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Mr. Jaros served as President of the Company from January 8, 1992 until April 19, 1993 and served as Chairman of the Company from April 19, 1993 until May 5, 1994. Mr. Jaros was originally elected to the Board of the Company as a nominee of Kiewit Energy Company ("Kiewit Energy") under an agreement entered into in connection with Kiewit Energy's investment in the Company in early 1991. That agreement was terminated in January 1998 in connection with the Company's repurchase of the Kiewit Energy investment in the Company. Mr. Jaros also owns Peter Kiewit Sons', Inc. ("Kiewit") stock. Kiewit Energy was a subsidiary of Kiewit that the Company acquired on January 2, 1998. See "Certain Transactions and Relationships." Messrs. Aronson, Shiner and Wit have not been employees of the Company or otherwise participated in activities constituting compensation committee interlocks or insider participation requiring disclosure under this caption.

ENVIRONMENTAL COMMITTEE

   The Environmental Committee (Ms. Ayres (Chair) and Messrs. Aronson, Reznicek and Trotter) addresses issues and provides advice concerning environmental regulations and compliance. The Environmental Committee met four times during 1997.

EXECUTIVE COMMITTEE

   The Executive Committee (Messrs. Sokol (Chair), Davidson, Jaros and Scott) was established to act for the Board in between regularly scheduled Board meetings. The Executive Committee did not meet during 1997.

NOMINATING COMMITTEE

   The Nominating Committee (Messrs. Sokol (Chair), Davidson, Jaros and Wit) was established to provide the Board with advice regarding potential nominees to the Board. The Nominating Committee did not meet during 1997. The Nominating Committee will consider qualified nominees recommended by holders in the aggregate of 5% or more of the Voting Stock. The Nominating Committee is under no obligation, however, to nominate any person so recommended. The Nominating Committee is not presently considering any nominations to the Board.

STOCK OPTION COMMITTEE

   The Stock Option Committee (Messrs. Jaros (Chair), Reznicek, Scott and Shiner) was established to provide disinterested administration of the Company's Employee Stock Option Plan pursuant to the requirements of the SEC's Rule 16b-3. The Stock Option Committee acted by written consent four times during 1997.

           INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS
                           AND DIRECTORS IN OFFICE

   DAVID L. SOKOL: 41. Chairman of the Board of Directors and Chief Executive Officer. Mr. Sokol has been CEO since April 19, 1993 and served as President of the Company from April 19, 1993 until January 21, 1995. He has been Chairman of the Board of Directors since May 1994. Mr. Sokol has been a director of the Company since March 1991. Formerly, among other positions held in the independent power industry Mr. Sokol served as the President and Chief Executive Officer of Kiewit Energy, a wholly owned subsidiary of Peter Kiewit Sons' Inc. and Ogden Projects, Inc.

   EDGAR D. ARONSON: 63. Mr. Aronson has been a director of the Company since April 1983. Mr. Aronson founded EDACO, Inc., a private venture capital company, in 1981, and has been President of EDACO, Inc. since that time. Prior to that, Mr. Aronson was Chairman, Dillon, Read International from 1979 to 1981 and a General Partner in charge of the International Department at Salomon Brothers Inc from 1973 to 1979. Mr. Aronson served during 1962-1968 as Vice President consecutively in the International Departments of First National Bank of Chicago and Republic National Bank of New York. He founded the International Department of Salomon Brothers and Hutzler in 1968.

   JUDITH E. AYRES: 53. Ms. Ayres has been a director of the Company since July 1990. Since 1990, Ms. Ayres has been Principal of The Environmental Group, an environmental consulting firm in San Francisco, California. From 1988 to 1989, Ms. Ayres was a Vice President of William D. Ruckelshaus Associates, an environmental consulting firm. From 1983 to 1988, Ms. Ayres was the Regional Administrator of Region 9 (Arizona, California, Hawaii, Nevada and the Western Pacific Islands) of the United States Environmental Protection Agency.

   RICHARD K. DAVIDSON: 56. Mr. Davidson was appointed a Director of the Company in March 1993. On January 1, 1997, Mr. Davidson became Chairman, President and Chief Executive Officer of Union Pacific Corporation. Prior to that, he was Union Pacific Corporation's President and Chief Operating Officer. He also is Chairman and CEO of Union Pacific Railroad. Mr. Davidson became part of Union Pacific Railroad when it merged with the Missouri Pacific and the Western Pacific Railroads in 1982. He was promoted to Vice President-Operations in 1986 and Executive Vice President-Operations of the Railroad in 1989. He was appointed President and CEO of the Railroad in August 1991 and Chairman the following month. Mr. Davidson will be resigning from the Company's Board at the Annual Meeting.

   DAVID H. DEWHURST: 54. Mr. Dewhurst has been a director of the Company since August 1996. Mr. Dewhurst was the founder, Chairman and Chief Executive Officer of Falcon Seaboard Resources, Inc. for many years and is presently Chairman and Chief Executive Officer of Falcon Seaboard Holdings, L.P. Mr. Dewhurst served as an officer in the U.S. Air Force from 1968-1970 and was a Foreign Service Reserve Officer in the U.S. Department of State from 1971-1973. Mr. Dewhurst currently serves on the National Board of Directors of Citizens for a Sound Economy.

   RICHARD R. JAROS: 46. Mr. Jaros has been a director of the Company since March 1991. Mr. Jaros served as President and Chief Operating Officer of the Company from January 8, 1992 to April 19, 1993 and as Chairman of the Board from April 19, 1993 to May 1994. Mr. Jaros is currently a director of Kiewit. From 1990 until January 8, 1992, Mr. Jaros served as a Vice President of Kiewit and from April 1993 to July 1997 as Executive Vice President and Chief Financial Officer of Kiewit and from July 1996 to July 1997 as President of Kiewit Diversified Group ("KDG"). Mr. Jaros serves as a director of Commonwealth Telephone, RCN Corporation and WorldCom.

   DAVID R. MORRIS: 63. Mr. Morris was appointed a director of the Company in February 1997. Mr. Morris was Chairman of Northern Electric plc from 1989 to January 1997. In 1980 he joined Delta plc becoming Managing Director of the Switchgear and Accessories Division in 1981 and a Board Director in 1984. Prior to that, Mr. Morris was Managing Director of Wildt Mellor Bromley Ltd., a subsidiary of Sears Holdings, plc, from 1975 to 1980. From 1958 to 1975, Mr. Morris was employed by English Electric, which merged with GEC, in production, development and general management. Mr. Morris has served as a director of Delta Group plc, EA Technology, Regional Technology Centre (North) Ltd. and Northern Arts.

   BERNARD W. REZNICEK: 61. Mr. Reznicek has been a director of the Company since May 1995. Mr. Reznicek has been President, Premier Enterprises and National Director, Utility Marketing for Central States Indemnity Co. of Omaha since January, 1997. Prior to that, he was Dean, College of Business Administration at Creighton University. From 1987 to 1994, Mr. Reznicek was the Chairman, President and Chief Executive Officer of Boston Edison Company and was the President and Chief Executive Officer of the Omaha Public Power District from 1981 to 1987. Mr. Reznicek serves on the Board of Directors of Stone & Webster, Incorporated, State Street Corporation, Guarantee Life Companies, Inc. and the Nebraska Humane Society.

   WALTER SCOTT, JR.: 66. Mr. Scott has been a director of the Company since June 1991. Mr. Scott was the Chairman and Chief Executive Officer of the Company from January 8, 1992 until April 19, 1993. Mr. Scott is Chairman and President of Kiewit, a position he has held since 1979. Mr. Scott is a director of Berkshire Hathaway, Inc., Burlington Resources, Inc., ConAgra, Inc., Valmont Industries, Inc., U.S. Bancorp, Commonwealth Telephone Enterprises, Inc., and RCN Corporation, a publicly-traded company in which Kiewit holds a majority ownership interest.

   JOHN R. SHINER: 54. Mr. Shiner was elected as a director of the Company in May 1995. He joined the law firm of Morrison & Foerster in 1993, where he is a partner resident in the Los Angeles office. Prior to that time, he was a partner in the law firm of Baker & McKenzie. Mr. Shiner has practiced law in Los Angeles since 1968, specializing in litigation and consultation with the senior management and Boards of closely held and public corporations.

   SIR NEVILLE G. TROTTER: 66. Sir Neville was appointed a director of the Company in May 1997. In June 1997 he was appointed a Deputy Lieutenant of the County of Tyne and Wear to assist the Lord Lieutenant as a representative of Queen Elizabeth. He was elected a Member of Parliament from 1974 to 1997 serving as a Member of the Trade & Industry Select Committee, Defence Select Committee and the Transport Select Committee. He is a Chartered Accountant and continued to practise as an active Consultant with Grant Thornton after his election to Parliament having previously been a Senior Partner and member of the firm's National Executive Team. He currently serves as Non-Executive Director or Advisor with several British corporations and trade associations. He is Vice President of the British Marine Equipment Council and a Member of the Council of the North East Chamber of Commerce Trade and Industry based in Newcastle upon Tyne.

   DAVID E. WIT: 36. Mr. Wit has been a director of the Company since April 1987. He is Co-Chief Executive Officer of Logicat Inc., a software development/publishing firm. Prior to working at Logicat Inc., Mr. Wit worked at E.M. Warburg, Pincus & Company, where he analyzed seed-stage financing and technology investments.

                  INFORMATION REGARDING DIRECTORS EMERITUS:

   Directors Emeritus are former Board members who are appointed by the Board. The position of Director Emeritus recognizes an individual's long-standing advice and counsel to the Company after retirement from Board membership. Directors Emeritus may attend but not vote at Board meetings and receive no annual or daily director fees for such attendance.

   BEN HOLT: 83. Mr. Holt retired as a Board member and was appointed Director Emeritus at the May 1997 annual meeting after serving as a director of the Company since September 1993. Mr. Holt is the founder, and was Chairman and Chief Executive Officer of The Ben Holt Co., an engineering firm located in Pasadena, California, which the Company acquired in September 1993 and sold in 1997. Mr. Holt retired as Chairman and CEO of The Ben Holt Co. in December 1993 and thereafter served as a consultant to the Company.

   EVERETT B. LAYBOURNE: 85. Mr. Laybourne retired as a Board member and was appointed Director Emeritus by the Board in May 1995 after serving as a director of the Company since May 1988. For many years he served as counsel for a number of major publicly-held corporations. He also presently serves as Vice President and Trustee of The Ralph M. Parsons Foundation and as National Board

Chairman of WAIF, Inc. From 1969 to 1988, Mr. Laybourne was senior partner in the law firm of MacDonald, Halsted & Laybourne in Los Angeles, California, whose successor firm was Baker & McKenzie to which he acted for five years in an "of counsel" capacity. He continues in the practice of law in Los Angeles.

   BARTON W. SHACKELFORD: 76. Mr. Shackelford retired as a Board member and was appointed Director Emeritus by the Board in May 1995 after serving as a director of the Company since June 1986. Mr. Shackelford served as President and a director of Pacific Gas & Electric Company from 1979 until his retirement in 1985. He is a director of Harding Associates, Inc.

                                  PROPOSAL 2

                   AMENDMENT OF EMPLOYEE STOCK OPTION PLAN

   PROPOSAL 2 IS TO APPROVE AN AMENDMENT TO THE COMPANY'S EMPLOYEE STOCK OPTION PLAN DESCRIBED BELOW AND ATTACHED AS EXHIBIT A. A DETAILED SUMMARY OF THE PLAN IS CONTAINED IN EXHIBIT B HERETO, TO WHICH REFERENCE SHOULD BE MADE.

   The Board has unanimously approved and recommended to the Stockholders an amendment to the Company's Employee Stock Option Plan. The Employee Stock Option Plan provides for options to purchase Common Stock. As of the Record Date, only 168,803 option shares remain available for grant under the Employee Stock Option Plan. The proposed amendment provides that the aggregate amount of option shares that are available for grant under the Plan will be increased by 1,000,000. A copy of the proposed amendment is set forth in Exhibit A.

   The Company believes that the granting of options under the Employee Stock Option Plan plays an important role in the Company's ability to attract and retain employees of outstanding ability. The Board believes that the amendment to the Employee Stock Option Plan to provide 1,000,000 additional option shares to be available effective as of the date of the amendment for grant under the plan is necessary to ensure that the Company can continue to attract and retain such persons. As noted above, only 168,803 option shares remain available for grant under the Employee Stock Option Plan.

   The approval of a majority of the Voting Stock present in person or by proxy, and entitled to vote at the Annual Meeting is required for approval of Proposal 2. A quorum equal to the majority of the outstanding Voting Stock must be present in person or by proxy at the Annual Meeting in order to vote on Proposal 2. If no instructions are provided in a proxy, it will be voted for the approval of Proposal 2.

   THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                  PROPOSAL 3

             RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   PROPOSAL 3 IS TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE 1998 FISCAL YEAR.

   The Board, upon the recommendation of the Audit Committee, has unanimously appointed Deloitte & Touche LLP as the independent accounting firm engaged to audit the financial statements of the Company for the 1998 fiscal year. Deloitte & Touche LLP acted in that capacity for the 1997 fiscal year. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions and will have an opportunity to make a statement if desired.

   The approval of a majority of the Voting Stock present in person or by proxy, and entitled to vote, at the Annual Meeting is required for approval of Proposal 3. A quorum equal to the majority of the outstanding Voting Stock must be present in person or by proxy at the Annual Meeting in order to vote on Proposal 3. If no instructions are provided in a proxy, it will be voted FOR the approval of Proposal 3.

   THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                OTHER MATTERS

   The Board knows of no other matters which are likely to be brought before the Annual Meeting. However, if any other matters are brought before the Annual Meeting, the proxy-holders will vote proxies granted by Stockholders in accordance with their best judgment.

        SECURITY OWNERSHIP OF SIGNIFICANT STOCKHOLDERS AND MANAGEMENT

   The following table sets forth certain information with respect to all Stockholders known by the Company to beneficially own more than 5% of either class of the Voting Stock, and certain information with respect to the beneficial ownership of each director and the five most highly compensated executive officers of the Company (and all directors and executive officers of the Company, as a group) of Common Stock. All information is as of March 23, 1998, unless otherwise indicated.

                                      NUMBER OF SHARES
   NAME (AND ADDRESS IF REQUIRED)       BENEFICIALLY     PERCENTAGE OF
         OF BENEFICIAL OWNER              OWNED (1)        CLASS (1)
         -------------------              ---------        ---------
COMMON STOCK:
Neuberger & Berman LLC (2) ..........     3,754,938          6.22
Putnam Investments, Inc. (3)  .......     5,798,566          9.60
Edgar D. Aronson ....................        42,889          0.07
Judith E. Ayres .....................        55,500          0.09
Richard K. Davidson .................        42,389          0.07
David Dewhurst ......................        78,389          0.13
Richard R. Jaros ....................       319,115          0.53
David Morris ........................         8,900          0.01
Bernard W. Reznicek .................        16,981          0.03
Walter Scott, Jr. ...................     2,013,489          3.33
John R. Shiner ......................        21,000          0.03
David L. Sokol ......................       580,523          0.95
Neville Trotter .....................        20,000          0.03
David E. Wit (4) ....................        22,485          0.04
Gregory E. Abel .....................       206,679          0.34
Thomas R. Mason .....................       195,527          0.32
Steven A. McArthur ..................       175,285          0.29
Donald M. O'Shei, Jr. ...............       101,530          0.17
All directors and executive officers
 as a group (33 persons).............     4,333,825          6.94

------------
(1) Includes shares which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3(d) under the Securities Exchange Act, including, among other things, shares which the listed beneficial owner has the right to acquire within 60 days.
(2) According to a Schedule 13G filed by such party on February 17, 1998. The mailing address for Neuberger & Berman LLC is 605 Third Avenue, New York, NY 10158-3698.
(3) According to an amended Schedule 13G filed by such party on January 28, 1998 on behalf of itself and Marsh & McLennan Companies, Inc., Putnam Investment Management, Inc. and Putnam Advisory Company, Inc. The mailing address for Putnam Investments, Inc. is One Post Office Square, Boston, MA 02109.
(4)    Includes 9,996 shares held jointly with his spouse.

COMPENSATION COMMITTEE REPORT

   The Company's executive compensation is determined by the Compensation Committee of the Board. The Compensation Committee usually meets from time to time during the year as may be required and at least once a year in December, at which time salaries with respect to the next fiscal year, and bonuses with respect to the nearly completed year are determined, as well as making recommendations to the Stock Option Committee for stock option or, if applicable, restricted stock grants as long-term incentive compensation and making other determinations or recommendations with respect to employee benefit plans and related matters.

   The Compensation Committee believes that compensation of the Company's key executives should be sufficient to attract and retain highly qualified and productive personnel and also to provide meaningful incentives for enhanced productivity and superior performance. It is the policy of the Company that the three primary components of the Company's total compensation package (salary, bonuses and grants of stock options or, if applicable, restricted stock) will be considered in the aggregate in determining the amount of any one component. The Company seeks to reward achievement of long and short-term individual performance goals, viewed in the context of both individual power or other infrastructure project and Company performance. However, given the unique nature of each independent development project (particularly considering the context of the different legal, regulatory, financial, accounting, tax, political and cultural systems, issues and structures found in various countries in which the Company develops or acquires or joint ventures on projects internationally) and the resulting flexible adaptation required in the duties and tasks performed by the Company's key executives, the Compensation Committee's criteria for assessing executive performance in any year is inherently subjective and not subject to specific enumeration of factors, relative weighting or formulae calculations. The Company did not specifically use any companies in the same industry as a basis for comparison when establishing executive compensation.

   During 1997, the Company's executive compensation generally included a base salary, cash bonuses and long-term incentive compensation in the form of stock options awarded under the Company's Employee Stock Option Plan, all dependent on subjective evaluations of performance as noted above. The cash bonus compensation of executives is designed to compensate executives for the Compensation Committee's assessment of superior performance and meritorious and diligent individual efforts, and such assessments usually relate to individual and unique projects and, in part, also recognize the individual executive's level of commitment (demonstrated by subjective factors) to the Company's long-term success. The long-term incentive option grants recommended by the Compensation Committee and implemented by the Stock Option Committee are intended to align the interests of employees and Stockholders and thereby to motivate executives as equity owners to contribute at superior levels in the future and to allow them to share in increased value developed for Stockholders generally.

   The Company's Chairman and Chief Executive Officer, has an existing employment agreement with the Company which has a term of five years (ending August 2000 unless extended). As amended in August 1996 by Committee action, Mr. Sokol's employment agreement provided for a base salary of $500,000 per annum and a minimum annual bonus of $400,000. The employment contract also provides for the payment of three years base salary and average bonus in the event of termination without cause.

   In April the Compensation Committee (acting in conjunction with the Section 162(m) Sub Committee of the Stock Option Committee) approved the issuance of 1,000,000 Performance Accelerated Stock Options to Mr. Sokol, pursuant to which vesting would accelerate and up to an aggregate of 400,000 "reload" options would be issued if the Company's stock price achieved the levels of $38, $44, $50, and $56 respectively under certain conditions and over certain designated time periods, as well as making grants of similar performance based options to certain other executives.

   At its December 1997 meeting, the Compensation Committee determined to increase Mr. Sokol's annual salary under his employment contract to $675,000 and to award Mr. Sokol a cash bonus of $2,250,000 in order to reflect Mr. Sokol's superior performance and significant accomplishments during the year. In addition, at the Compensation Committee's December 1997 meeting, the Compensation Committee authorized salary increases, cash bonuses and, if applicable, recommendations for stock option grants to other executives commensurate with the Compensation Committee's subjective assessment of their relative individual performance.

   In reviewing Mr. Sokol's compensation, the Compensation Committee subjectively considered Mr. Sokol's significant contribution to the management of the Company during the year, including:

successfully negotiating, structuring and executing a definitive acquisition agreement to acquire the common equity interests in the Company and international project partnership interests in Northern and the Company's Asian power projects held by the Kiewit Diversified Group (the "KDG Acquisition"); successfully consummating and integrating the strategic Northern Electric plc acquisition which resulted in the Company entering into the electrical distribution and supply and related businesses in the U.K.; the successful issuance of $350,000,000 principal amount of the Company's 7.63% Senior Notes Due 2007; and the successful marketing and sale of 19.1 million common shares at a price of $37 7/8 per share (both of such issuances were effected to provide the requisite funding for the KDG Acquisition); the successful financial closing of the innovative $400,000,000 CE Indonesia Funding Corporation non-recourse revolving credit construction loan facility for the Company's Indonesian projects; the successful restructuring of the Casecnan project construction arrangements in light of the insolvency of the contractor; the deemed completion of and commencement of receipt of revenues from the Mahanagdong and Malitbog projects; commencing construction and closing the financing on the Patuha Unit I and Dieng Unit II projects in Indonesia; the successful issuance by a special purpose subsidiary trust of $225,000,000 6 1/2% Convertible Preferred Securities; the significant progress of the Company's drilling, permitting and development efforts on the Dieng, Patuha and Bali Projects in Indonesia; the Company's other promising project development and acquisition activities and achievement of record electrical production levels at the Imperial Valley Projects. Mr. Sokol contributed very significantly to these achievements and the Company's current success, and the Compensation Committee believes his overall compensation was wholly justified. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the chief executive or any of the four other most highly compensated executive officers. However, certain compensation meeting a tax law definition of "performance-based" is generally exempt from this deduction limit. The Company does not currently intend to qualify cash compensation paid to executive officers for deductibility under Section 162(m). Further, in general, the Company does not currently have a policy that requires or encourages the Committee to qualify other types of compensation awarded to executive officers for deductibility under Section 162(m). However, the Company has included provisions in the Employee Stock Option Plan designed to enable option grants made to executive officers affected by Section 162(m) to qualify as "performance-based" compensation if the Committee determines that it is appropriate to make such qualifying grants.

                            COMPENSATION COMMITTEE

                            John R. Shiner, Chair
                               Edgar D. Aronson
                               Richard R. Jaros
                                 David E. Wit

PERFORMANCE GRAPH

   The following performance graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

   The following graph compares the yearly percentage change in the cumulative weighted average total return on the Company's Common Stock with the cumulative total return assuming reinvestment of dividends of (1) the S&P 400 Index, (2) the S&P Utilities Index and (3) an index of comparable peer issuers constructed by the Company. The index of comparable peer issuers is composed of AES Corp., Calpine Corp., Trigen Energy Corp., Southern Electric plc and Enron Corp. during the periods that each company has been publicly traded. In compliance with Securities and Exchange Commission regulations, the returns of each of the comparables have been weighted according to capitalization as of the beginning of the five year period.

   Destec Energy Inc. and Enron Global Power and Pipelines, L.L.C. have been removed from last year's list of comparables since they are no longer publicly traded and have been replaced by Trigen Energy Corp., Southern Electric plc and Enron Corp.

    [THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND ACCURATE
           DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR THE
                           PURPOSE OF EDGAR FILING.]

                           CALENERGY COMPANY, INC.


                            1992      1993     1994    1995     1996     1997
                          -------   -------  -------  -------  -------  -------
Weighted Comparables      100.00%   128.04%  137.37%  175.81%  173.09%  203.67%
CalEnergy Company, Inc.   100.00%   110.45%   93.28%  116.42%  200.75%  171.64%
S&P Utilities             100.00%   114.41%  105.49%  147.93%  154.43%  187.84%
S&P 400                   100.00%   109.03   113.24   151.61   187.34   243.49%

SUMMARY COMPENSATION TABLE

   The following table sets forth the compensation of the Company's five most highly compensated executive officers who were employed as of the last day in 1997. Information is provided regarding these individuals for the last three fiscal years during which they were executive officers of the Company, if applicable.

                                                       BONUS            OTHER ANNUAL                     SECURITIES    ALL OTHER
                                                ---------------------   COMPENSATION      RESTRICTED     UNDERLYING   COMPENSATION
       NAME AND          YEAR ENDED     SALARY  CASH (1)    STOCK (2)        (3)         STOCK AWARDS      OPTIONS        (5)
 PRINCIPAL POSITIONS    DECEMBER 31,      ($)     ($)          ($)           ($)             ($)             (#)          ($)
---------------------  -------------- --------- --------- -----------  -------------- ----------------  ------------   ------------
David L. Sokol              1997        515,000  2,377,280      0             0               0             1,200,000       4,927
 Chairman and               1996        500,000  1,500,000      0             0               0               200,000       4,927
 Chief Executive            1995        436,388    854,025  1,280,000         0        $3,840,000(2)(4)       0             4,429
 Officer

Gregory E. Abel             1997        173,573    335,742      0          146,711            0               150,000       4,333
 President and Chief        1996        129,202    218,947      0             0               0               130,000       3,820
 Operating Officer          1995        103,145    142,935      0             0               0                10,000       3,630

Thomas R. Mason             1997        210,000    133,975      0             0               0                60,000       5,681
 President, CalEnergy       1996        210,000    129,994      0             0               0                20,000       5,681
 Operating Company          1995        198,675    326,116      0             0               0                30,000       5,344

Steven A. McArthur          1997        168,920    487,941      0             0               0               150,000       3,930
 Executive Vice             1996        164,000    392,369      0             0               0                40,000       3,917
 President, General         1995        162,800    315,789      0             0               0               0             3,809
 Counsel and
 Secretary

Donald M. O'Shei, Jr.       1997        171,421    125,958      0          119,267            0               120,000       3,935
 President, CalEnergy       1996        120,000     80,000      0          113,041            0                25,000       3,801
 Development Company        1995        100,000     80,000      0          90,550             0                50,000       3,404

------------
(1)    Includes amounts voluntarily deferred by the executive, if applicable.

(2) On November 29, 1995, Mr. Sokol relinquished vested options for 500,000 shares of the Company's common stock having a per share exercise price of $19.00 in exchange for 500,000 shares of restricted stock, 125,000 shares of which vested on the date of grant with the remaining 375,000 shares vesting at the rate of 6,250 shares per month over 56 months beginning December 1995. The 125,000 immediately vested shares are reflected in the bonus (stock) column with the remaining 375,000 shares reflected in the restricted stock column. The dollar amount for the 125,000 share award shown as a bonus was calculated by multiplying the closing market price of the Company's common stock on the date of the exchange times the number of bonus shares ($2,375,000), less the option relinquishment cost on that date ($1,095,000) of options to purchase 125,000 shares relinquished by Mr. Sokol. The option relinquishment cost was calculated using the standard Black-Scholes option pricing model. The dollar amount for the 375,000 share award shown as restricted stock was calculated by multiplying the closing market price of the Company's common stock on the date of the exchange times the number of restricted shares ($7,125,000), less the option relinquishment cost as calculated pursuant to the preceding sentence ($3,285,000) of options for 375,000 shares relinquished by Mr. Sokol. The 500,000 options relinquished by Mr. Sokol had a potential realizable value as of 12/31/94 (as reported in the Company's 1994 Proxy Statement) of $5,974,498 assuming a 5% annualized stock price appreciation rate for the 10-year option term, and $15,140,553, assuming a 10% annualized stock price appreciation rate for the 10-year option term.

(3) Includes various expatriate compensation items, including expatriate allowances, company provided transportation, housing and tax benefits.

(4) As of December 31, 1997, Mr. Sokol held 75,000 shares of unvested restricted stock with a dollar value, based on the closing price of the Company's common stock on December 31, 1997, of $2,156,250, without deducting the option relinquishment cost ($4,380,000) calculated pursuant to the standard Black-Scholes option pricing model reflected in footnote 2 above. If dividends are paid on the Company's common stock, dividends will be paid on the restricted stock at the same rate.

(5)    401(k) Plan contributions and group term life insurance premiums.

OPTION GRANTS IN LAST FISCAL YEAR

   The following table sets forth options granted to each of the named executive officers of the Company during 1997:

                                                                                           POTENTIAL REALIZED
                                                                                            VALUE AT ASSUMED
                                                                                             ANNUAL RATES OF
                                                   % OF                                 STOCK PRICE APPRECIATION
                                              TOTAL OPTIONS                                FOR OPTION TERM (2)
                                                GRANTED TO    EXERCISE                  --------------------------
                       SECURITIES UNDERLYING    EMPLOYEES       PRICE     EXPIRATION         5%          10%
NAME                    OPTIONS GRANTED (1)   IN FISCAL YEAR  ($/SHARE)      DATE           ($)          ($)
----                    -------------------   --------------  --------       ----       ----------    ------------
David L. Sokol               1,000,000            39.79        34.1250    04/15/2007   $14,378,890    $36,438,929
David L. Sokol                 200,000             7.96        40.8125    05/22/2007     3,439,346      8,715,978
Gregory E. Abel                125,000             4.97        34.1250    04/15/2007     1,797,361      4,554,866
Gregory E. Abel                 25,000              .99        40.8125    05/22/2007       429,918      1,089,497
Thomas R. Mason                 50,000             1.99        34.1250    04/15/2007       718,944      1,821,946
Thomas R. Mason                 10,000             0.40        40.8125    05/22/2007       171,967        435,799
Steven A. McArthur             125,000             4.97        34.1250    04/15/2007     1,797,361      4,554,866
Steven A. McArthur              25,000              .99        40.8125    05/22/2007       429,918      1,089,497
Donald M. O'Shei, Jr.          100,000             3.98        34.1250    04/15/2007     1,437,889      3,643,893
Donald M. O'Shei, Jr.           20,000              .80        40.8125    05/22/2007       343,935        871,598

------------
(1) All of these performance accelerated stock options have a ten year term and vest and become exerciseable based upon the Company's stock price achieving the levels of $38, $44, $50 and $56 under certain conditions and over designated time periods.

(2) As Required by the Securities and Exchange Commission ("SEC"), potential values stated are based on the prescribed assumption that the Company's Common Stock will appreciate in value from the date of grant to the end of the option term (ten years from the date of grant) at annualized rates of 5% and 10% (total appreciation of 63% and 159%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Company's Common Stock. The total of all stock options granted to employees, including executive officers, during fiscal 1997 was approximately 3% of total shares outstanding during the year. Accordingly, the potential value of such options for all optionees under the prescribed assumptions is approximately 3% of the potential realizable value of all shareholders for the same period under the same assumptions. As an alternative to the assumed potential realizable values stated above, SEC rules would permit stating the present value of such options at the date of grant. Methods of computing present value suggested by different authorities can produce significantly different results. Moreover, since stock options granted by the Company are not transferable, there are no objective criteria by which any computation of present value can be verified. Consequently, the Company's management does not believe there is a reliable method of computing the present value of such stock options and that all assumptions as to annualized appreciation rates are inherently speculative.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION VALUES

   The following table sets forth the option exercises and the value of in-the-money unexercised options held by each of the named executive officers of the Company at December 31, 1997, calculated as being equal to the difference between the exercise price of the options and the closing price of the Company's Common Stock on the New York Stock Exchange of $28.75 per share on December 31, 1997.

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                            SHARES       VALUE      OPTIONS HELD AT FY END ($)    IN-THE-MONEY OPTIONS AT FY END ($)
                           ACQUIRED     REALIZED     --------------------------    ---------------------------
NAME                     ON EXERCISE      ($)        EXERCISABLE  UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                     -----------    -------      -----------  -------------    -----------   -------------
David L. Sokol ........        0           0         379,195        1,070,805        503,126           0
Gregory E. Abel .......        0           0         170,521          224,479      1,087,794        250,644
Thomas R. Mason .......        0           0         156,460           74,540      1,073,313         76,375
Steven A. McArthur  ...     27,780      410,729      143,230          166,770      1,164,500        266,750
Donald M. O'Shei, Jr.          0           0          84,115          135,885        508,784        252,467

COMPENSATION OF DIRECTORS

   For 1998, directors who are not employees of the Company will be paid an annual retainer fee of $25,000 and a fee of $500 per day for attendance at Board and Committee meetings. Directors who are employees of the Company will not receive such fees. Under the Company's Non-Employee Director Stock Option Plan, in lieu of receiving the annual $25,000 fee, directors may elect to receive stock options having a value approximately equal to such cash amount (approximated by reference to a Black-Scholes calculation and subject to rounding and appropriate discounts for illiquidity). All directors are reimbursed for their expenses incurred in attending Board meetings.

TERMINATION OF EMPLOYMENT ARRANGEMENTS

   Under the terms of his employment contract, Mr. Sokol is entitled to receive three times his base salary and bonus and three years of accelerated option vesting (and all performance option vesting) in the event of the termination of his employment by the Company other than for cause. Under the terms of separate employment agreements between each of Mr. Abel and Mr. McArthur and the Company, each of such Executives is entitled to receive two years base salary continuation and/or payments in respect of average bonuses for the prior two years and two years continued option vesting (and all performance option vesting) in the event of the termination of his employment by the Company other than for cause. If such persons were terminated without cause, Mr. Sokol, Mr. Abel and Mr. McArthur would currently be entitled to be paid approximately $7,360,920, $880,183 and $1,218,150, respectively, pursuant to their employment agreements, without giving effect to any tax related provisions.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

   The Company repurchased for approximately $1.15 billion on January 2, 1998 all of the Common Stock (20,231,065 shares) and international joint venture power project interests of the Company previously held by KDG (including KDG's 30% interest in Northern Electric plc) pursuant to a purchase agreement between the Company and KDG executed in September 1997 (the "KDG Acquisition"). Prior to the KDG Acquisition, the Company and Kiewit Energy were parties to a stock purchase agreement and related agreements, dated as of February 18, 1991, as amended, pursuant to which in 1991 Kiewit Energy purchased 4,000,000 shares of Common Stock and received options to buy 6,000,000 shares of Common Stock (subject to customary adjustments).

   In connection with such prior agreements, Kiewit Energy became entitled to nominate at least three of the Company's directors; and Messrs. Jaros and Scott were Board nominees of Kiewit Energy.

   On June 19, 1991, the Board approved a number of amendments to the stock purchase agreement and the related agreements and in connection therewith granted to Kiewit Energy an option to acquire an additional 1,000,000 shares of the outstanding Common Stock at a price of $11.625 per share, exercisable over ten years (subject to customary adjustments).

   The Company entered into a three year joint venture agreement with Kiewit Diversified Group, Inc. on December 14, 1993. This agreement was amended and extended for an additional five year term on December 4, 1996. The agreement provided a framework for the joint development of independent power projects located outside the United States and provides for Kiewit Diversified Group to contribute 50% of the project development expenses and equity and to pay the Company a development fee. In addition, the projects will pay the Company management and operating fees. Pursuant to this Joint Venture Agreement, Kiewit Diversified Group, through its affiliate Kiewit Energy International (Bermuda) Ltd., contributed 50% of the equity requirements for and otherwise participating in the ownership of the Company's Mahanagdong Project Company, CE Luzon Geothermal Power Company, Inc. and the Company's Casecnan Project Company, CE Casecnan Water and Energy Company, Inc. in the Philippines and in the ownership of the Dieng, Patuha and Bali projects in Indonesia on an equal equity basis with the Company.

   Pursuant to the Shareholders Agreement with Kiewit relating to the Northern Electric plc acquisition (which, as an acquisition of an operating business was not covered by the power project development joint venture agreement with Kiewit), the Company contributed 70% and Kiewit contributed 30% of the equity and expenses. In addition, under the Northern shareholders agreement with Kiewit, the Company received a development fee and annual management fees.

   Pursuant to the KDG Acquisition, Kiewit's 30% interest in Northern Electric plc and all of KDG's Asian international joint venture power project interests were acquired by the Company on January 2, 1998.

   Affiliates of the Company and Kiewit have also entered into joint venture agreements with respect to the construction of the Mahanagdong Project. CE Luzon Geothermal Power Company, Inc. executed a First Amended and Restated Construction Contract dated as of June 30, 1994 with Kiewit/Holt Philippines, L.P. Kiewit/Holt Philippines, L.P. is a Nebraska limited partnership between Kiewit Industrial Co. ("KIC"), a wholly-owned affiliate of Kiewit, and The Ben Holt Co., Inc. ("BHC"), previously a wholly-owned subsidiary of the Company, which was sold to Kiewit in 1997. KIC has an 80% interest in Kiewit/Holt Philippines, L.P. and BHC owns the remaining 20% interest in the construction joint venture. CE Luzon Geothermal Power Company, Inc. also executed a First Amended and Restated Design, Engineering and Equipment Supply Contract ("Mahanagdong EPC Contract") with Gilbert/CBE, L.P. Gilbert/CBE, L.P. is a Nebraska limited partnership owned 80% by Gilbert Industrial Corporation (a wholly owned affiliate of Kiewit) and 20% owned by CBE Engineering Co. (a wholly owned subsidiary of the Company). The Company and affiliates of Kiewit also entered into turnkey construction and related contracts for certain of the Company's Indonesian projects ("Indonesian EPC Contracts"). As noted above, all of the joint venture contracts with Kiewit affiliates (other than the Mahanagdong EPC Contract and Indonesian EPC Contracts) were terminated on January 2, 1998 in connection with the KDG Acquisition.

   Mr. Dewhurst, a director of the Company, was formerly the founder, Chairman and principal shareholder of Falcon Seaboard Resources, Inc. ("Falcon") which the Company purchased (including Falcon's significant ownership interest in three operating gas-fired cogeneration plants located in Texas, Pennsylvania and New York and a related natural gas pipeline in New
York) in August 1996 for a cash purchase price of $226 million. In connection with the transaction, Mr. Dewhurst received a grant of 300,000 options (having an exercise price equal to the market price as of the date of grant) in exchange for agreeing to enter into a seven year consulting services contract with the Company. Subsequent to the Falcon acquisition, Mr. Dewhurst was elected to the Company's Board of Directors. The Company's management negotiated, and the Company's Board of Directors approved, the price paid by the Company in such acquisition transaction. In connection with such acquisition transaction, the Company received advice from Credit Suisse First Boston Corporation that the consideration paid was fair to the Company from a financial point of view.

   Mr. Morris, a director of the Company, was formerly the Chairman of Northern Electric plc., a U.K. regional electric company. In connection with the acquisition by tender offer of Northern Electric plc by CE Electric UK plc (a U.K. company now indirectly owned 100% by the Company) for an aggregate amount of approximately $1.3 billion, Mr. Morris received certain payments from Northern pursuant to certain long-standing severance arrangements with that company and received buyout compensation for his outstanding Northern stock and stock options on the same terms as Northern's public shareholders and which was consistent with the treatment of all other Northern employee and executive option holders. Subsequent to the acquisition transaction, Mr. Morris was elected to the Company's Board of Directors and received a grant of 20,000 stock options (having an exercise price equal to the market price as of the date of grant) for so agreeing to serve. The Company's management negotiated, and the Company's Board of Directors approved, the price paid by the Company in such acquisition transaction. In connection with such acquisition transaction, the Company received advice from Credit Suisse First Boston Corporation that the consideration paid was fair to the Company from a financial point of view.

   The Company retained the law firm of Morrison & Foerster in 1997. Mr. Shiner, a director of the Company, is a partner in the Los Angeles office of Morrison & Foerster. The Company paid Morrison & Foerster a total of approximately $1,200,000 in legal fees in 1997. The Company believes that the fees payable to Morrison & Foerster are comparable to fees that would be payable in similar transactions with unaffiliated third parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company is not aware of any director, officer or other person subject to Section 16(a) of the Securities Exchange Act in respect of the Company who failed to file on a timely basis, as disclosed in the above Forms, reports required by Section 16(a) of the Exchange Act during the Company's most recent fiscal year or prior fiscal years.

                            STOCKHOLDER PROPOSALS

   Any proposal which a stockholder intends to present at the 1999 annual meeting of stockholder must be received by the Company not later than January 21, 1999 in order to be considered for inclusion in the proxy statement relating to such meeting. Any such proposals should be directed to the Secretary, CalEnergy Company, Inc., 302 South 36 Street, Suite 400, Omaha, Nebraska 68131.

                                          By Order of the Board of Directors

                                          /s/ David L. Sokol

                                          David L. Sokol
                                          Chairman of the Board

April 3, 1998
Omaha, Nebraska

                                                                     EXHIBIT A

                               AMENDMENT NO. 2
                                    TO THE
                            1996 STOCK OPTION PLAN

   This Amendment No. 2 to the 1996 Stock Option Plan, as amended, of CalEnergy Company, Inc. is made as of May 21, 1998 be deleting Section 4(a) thereof in its entirety and amending and restating it to read as follows:

   "(a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or Treasury Shares. The aggregate number of Shares available for issuance after May 21, 1998 under the Plan in respect of grants made under the Plan after such date shall not exceed 1,168,803 Shares, subject to adjustment pursuant to Section 9 and subsection (b) below; provided, that such limitation shall not affect or reduce the number of shares previously reserved for issuance under the Plan with respect to options outstanding on May 21, 1998. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan."

   Except as modified by this Amendment No. 2, all of the terms and conditions of the 1996 Stock Option Plan, as amended, shall remain valid and in full force and effect.

                                          CalEnergy Company, Inc.

                                          By:
                                              -------------------------------
                                              Steven A. McArthur
                                              Executive Vice President and
                                              General Counsel

                                                                     EXHIBIT B

                                   SUMMARY
                           DESCRIPTION OF EMPLOYEE
                              STOCK OPTION PLAN

   Effective as of March 26, 1996, the Board of Directors of the Company adopted the CalEnergy Company, Inc. 1996 Stock Option Plan (the "Plan") which was ratified and approved by shareholders at the 1996 Annual Meeting. The Plan provides for the issuance from time to time, as may be authorized by the Committee (as defined below) of shares of common stock of the Company pursuant to options to be granted to employees, officers, directors, consultants and independent contractors of the Company. The Plan provides for the grant of both non-qualified stock options ("NQSOs") and incentive stock options ("ISOs") designed to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The purpose of the Plan is to provide to directors, officers, other employees, consultants and independent contractors an incentive to acquire or increase their proprietary interests in the success of the Company and thereby more strongly align their interests with those of stockholders generally. All employees (approximately 4,200 persons) are currently eligible to participate in the Plan although individual participation is determined by the stock option Committee of the Board (as defined below).

   The Plan is administered by a committee of the Board of Directors consisting of two or more Board members, appointed by the Board, who are not officers of the Company (the "Committee"). The Committee has the discretion to designate one or more subcommittees, including for purposes of Section 162(m) of the Code (discussed below under "Federal Income Tax Consequences"). The Plan provides for automatic annual nonqualified option grants of 1,000 shares to each member of the Committee immediately following each annual meeting of stockholders of the Company. The exercise price of options granted to Committee members will be the fair market value of the Company's Common Stock on the date of grant. Grants to members of the Committee vest immediately and are exercisable for a period of ten years from the date of grant. Committee members may not receive option grants under the Plan other than these automatic nonqualified option grants.

   The Committee has broad discretion, subject to the terms of the Plan to determine the persons (other than Committee members) entitled to receive options, the terms and conditions thereof, including vesting (and accelerated vesting of outstanding options), and the number of shares for which such options may be granted. The Committee also has discretion to determine the nature of the consideration to be paid upon the exercise of any option or right to purchase stock granted under the Plan; provided that such consideration shall generally, in the case of options at the discretion of the Committee, consist of cash or, in the discretion of the Company (pursuant to procedures adopted from time to time by the Committee) consist of (i) shares of the Company's Common Stock, including the withholding of Shares otherwise deliverable to an optionee upon exercise of the option; (ii) an irrevocable direction to a broker to sell shares of the Company's Common Stock and deliver all or a portion of the proceeds to the Company in payment of the exercise price; (iii) a promissory note; or (iv) any combination of the foregoing items (i) through (iii); provided that the Company shall have no obligation to accept any form of consideration other than cash.

   The maximum term of an option granted under the Plan is ten years (five years in the case of an ISO granted to an employee who, at the time of the grant, holds 10% or more of the Company's outstanding Common Stock ("10% Shareholder")). The aggregate fair market value, on the date of grant, of the stock for which ISOs are exercisable for the first time by an employee during any calendar year may not exceed $100,000. The exercise price of ISOs granted under the Plan must be not less than the fair market value of the Common Stock at the date of grant (not less than 110% of fair market value in the case of an option granted to a 10% Shareholder); the exercise price of NQSOs (other than an option automatically granted to a Committee member) is determined by the Committee at the time of the option grant but cannot be less than 85% of the fair market value at the time of grant. Including all prior grants then outstanding, as of December 31, 1997 there were 6,780,000 shares subject to option under the Plan at various exercise prices, of which 3,665,000 were then exercisable. As of March 23, 1998, the fair market value of a share of Common Stock was $30.72.

    Under the Plan, an optionee who terminates employment with the Company may exercise ISOs for a period of three months after termination of employment (but not beyond the option period) for the number of shares vested on the date of termination. If an optionee becomes disabled, as determined by the Company, or dies while an employee of the Company, any ISOs held by the optionee will continue in effect and may be exercised in accordance with their terms for the number of shares vested on the date of disability or death for a period of twelve months from the date of the optionee's disability or death (but not beyond the option period). In the case of NQSOs, if an optionee ceases to be an employee or director of the Company, the NQSOs held by the optionee will continue in effect and may be exercised in accordance with their terms (but not beyond the option period) for the number of shares vested on the date of such cessation. Notwithstanding the foregoing, if the termination of an optionee's position as a director, officer or employee of the Company is for gross misconduct, his or her options under the Plan will be canceled and the optionee will have no right to exercise any part of those options after such termination.

   The vesting of an option will be accelerated immediately without any further action upon any of the following events: (i) the acquisition of more than 50% of the voting power of the Company by any person, (ii) a change in the composition of the members of the Board over a three-year period or less to include a majority of persons not serving on the Board at the beginning of the period or nominated by such persons, or (iii) approval by the Company's stockholders of (A) a merger or consolidation in which the Company is not the surviving entity, (B) the sale of all or substantially all of the assets of the Company, or (C) any reverse merger in which the Company is the surviving entity in which holders of the Company's voting securities prior to the merger do not own at least 50% of the voting power in the Company immediately after the merger.

   The number of shares subject to the Plan and to options granted under the Plan and the exercise price of outstanding options are subject to adjustment by the Committee in the event of increases or decreases in the number of outstanding shares of Common Stock through stock splits, stock dividends, reclassifications of the outstanding capital stock and similar events. Options granted under the Plan will generally be nontransferable by the optionee.

   Except for the provisions relating to the grant of options to Committee members, the Plan may be amended at any time by the Board, although certain amendments require stockholder approval. The Board may not amend the Plan's automatic grant provisions for Committee members more than once in any six month period except as required to comply with the requirements of the Internal Revenue Code. The Plan will terminate ten years after its adoption by the Company unless earlier terminated by the Board.

   The Plan, as it relates to grants of options to Committee members and executive officers of the Company, is designed to comply with Rule 16b-3 of the Securities Exchange Act of 1934. In the event that Rule 16b-3 is amended, the Plan may be amended by the Board, without shareholder approval, to delete any provisions of the Plan no longer required by Rule 16b-3.

FEDERAL INCOME TAX CONSEQUENCES

   Incentive Stock Options. If an option under the Plan is treated as an ISO, the optionee generally recognizes no regular taxable income as the result of the grant or exercise of the option. However, an amount equal to the difference between the fair market value of the stock on the date of exercise and the exercise price is classified as an item of alternative minimum taxable income in the year of exercise for purposes of the alternative minimum tax.

   The Company will not be allowed a deduction for federal income tax purposes in connection with the grant or exercise of an ISO, regardless of the applicability of the alternative minimum tax to the optionee. The Company will be entitled to a deduction, however, to the extent that ordinary income is recognized by the optionee upon a disqualifying disposition (see below).

   Upon a sale or exchange of the shares at least two years after the grant of an ISO and one year after exercise of the option, gain or loss will be recognized by the optionee equal to the difference between the sale price and the exercise price. Such gain or loss will be characterized for federal income tax purposes as long-term capital gain or loss. The Company is not entitled to any deduction under these circumstances.

    If an optionee disposes of shares acquired upon issuance of an ISO prior to completion of either of the above holding periods, the optionee will have made a "disqualifying disposition" of the shares. In such event, the optionee will recognize ordinary income at the time of disposition equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. The Company generally will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee on a disqualifying disposition if the optionee's total compensation is deemed reasonable in amount.

   The optionee also will recognize capital gain or loss on such disqualifying disposition in an amount equal to the difference between (i) the amount realized by the optionee upon such disqualifying disposition of the stock and (ii) the exercise price, increased by the total amount of ordinary income, if any, recognized by the optionee upon such disqualifying disposition (as described in the second sentence of the preceding paragraph). Any such capital gain or loss resulting from a disqualifying disposition of shares acquired upon exercise of an ISO will be long-term capital gain or loss if the shares with respect to which such gain or loss is realized have been held for more than twelve months.

   NQSOs. An optionee generally recognizes no taxable income as the result of the grant of an NQSO, assuming that the option does not have a readily ascertainable fair market value at the time it is granted (which is usually the case with plans of this type). Upon exercise of an NQSO, an optionee will normally recognize ordinary compensation income for federal tax purposes equal to the excess, if any, of the then fair market value of the shares over the exercise price. Optionees who are employees will be subject to withholding with respect to income recognized upon exercise of a NQSO.

   The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the exercising optionee, so long as the optionee's total compensation is deemed reasonable in amount.

   Upon the sale of shares acquired pursuant to the exercise of an NQSO, any difference between the sale price and the fair market value of the shares on the date of exercise will be treated as capital gain or loss and will qualify for long-term capital gain or loss treatment if the shares have been held for more than twelve months.

   Section 162(m) of the Code. Under Section 162(m) of the Code, compensation paid in any year to any of the Company's five most highly compensated executive officers is potentially nondeductible by the Company to the extent that it exceeds $1,000,000. However, certain "performance-based compensation" is exempt from the $1,000,000 cap on deductibility.

   The Plan contains provisions designed to enable grants of options to the Company's five most highly compensated executive officers to qualify as "performance-based compensation" provided that the option grants: (i) are made by a committee of the Board of Directors consisting solely of two or more "outside directors" (as that term is specially defined for purposes of Section 162(m)) and (ii) have a per share option exercise price at least equal to the per share fair market value (on the grant date) of the stock subject to the option. The Committee will determine whether any such qualifying grants are to be made. In addition, the maximum number of shares with respect to which options may be granted to any individual per calendar year under the Plan cannot exceed 1,000,000 shares.

PROXY

                                [CALENERGY LOGO]

                              PROXY SOLICITATION

                            CALENERGY COMPANY, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               OF THE COMPANY FOR THE ANNUAL MEETING MAY 21, 1998

     The undersigned hereby appoints David L. Sokol, Craig M. Hammett and Steven A. McArthur, or any one of them, with full power of substitution, attorneys and proxies of the undersigned, to represent the undersigned and vote all shares of Common Stock par value $0.675, of CalEnergy Company, Inc., which the undersigned would be entitled to vote if personally present at the annual meeting of Stockholders to be held at The Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska on May 21, 1998 at 9:00 a.m., local time, and any adjournments thereof, on all matters coming before said meeting and in the following manner:



COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE



                               (Continued and to be signed on the other side)


                             FOLD AND DETACH HERE

                                                         [X]  Please mark
                                                              your votes
                                                              like this in blue
                                                              or black ink

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" PROPOSALS 2 AND 3

                                 WITHHOLD
                                 FOR all      authority to vote
                                 Nominees       for all nominees
1.ELECTION OF DIRECTORS:
 WALTER SCOTT, JR                 [  ]              [  ]
 JOHN R. SHINER
 EDGAR D. ARONSON
 BERNARD W. REZNICEK


WITHHELD for the following only: [Write the name of the nominee(s) in the space below.] _________________________________________________________________


                                             FOR     AGAINST    ABSTAIN
2. PROPOSAL TO APPROVE AN AMENDMENT          [  ]      [  ]       [  ]
OF THE EMPLOYEE STOCK OPTION
PLAN TO INCREASE THE OPTION
SHARES AVAILABLE FOR GRANT
BY 1,000,000.

                                              FOR    AGAINST     ABSTAIN
3. PROPOSAL TO RATIFY THE                     [  ]      [  ]       [  ]
APPOINTMENT OF DELOITTE & TOUCHE LLP,
CERTIFIED PUBLIC ACCOUNTANTS AS THE
COMPANY'S AUDITORS FOR FISCAL YEAR 1998.


Signature(s)________________________________________________  Date ____________

Please sign above exactly as your name or names appear hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer. Fiduciaries should give full titles as such. PLEASE MARK, DATE, SIGN, AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED. If no instructions are provided in this proxy, it will be voted FOR the Board's nominees for directors and FOR Proposals 2 and 3.

                              FOLD AND DETACH HERE